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Ingersoll-Rand Completes Sale of Bobcat, Utility Equipment and
Attachments Business Units for $4.9 Billion

Hamilton, Bermuda, November 30, 2007—Ingersoll-Rand Company Limited (NYSE:IR) today announced that it has completed the sale of its Bobcat, Utility Equipment and Attachments business units to Doosan Infracore for gross proceeds of approximately $4.9 billion, and net cash proceeds of approximately $3.75 billion.

The combined businesses manufacture and sell compact equipment, including skid-steer loaders, compact track loaders, mini-excavators and telescopic tool handlers; portable air compressors, generators, and light towers; general-purpose light construction equipment; and attachments. For full-year 2006 these businesses collectively generated approximately $2.6 billion in revenues. The sale includes manufacturing facilities in Gwinner and Bismarck, North Dakota; Carrollton, Georgia; Litchfield, Minnesota; Petersburg, Virginia; Wujiang, China; Dobris, Czech Republic; Lyon and Pontchateau, France; Slane, Ireland; and Tredegar, Wales. The businesses employ approximately 5,700 people worldwide.

“With the sale of Bobcat, Utility Equipment and Attachments, Ingersoll Rand has become a true diversified industrial company, positioned to deliver consistent financial performance over the long term and across all phases of the economic cycle,” said Herbert L. Henkel, chairman, president and chief executive officer.

“Collectively, this transaction and the sale of our Road Development business in April 2007 generated net cash proceeds of approximately $4.8 billion. We will continue to use a balanced approach in our investment priorities of organic growth, acquisitions and share repurchases. We prefer to use the proceeds of the sale to augment profitable growth by funding innovation and new-product development efforts and to make acquisitions that enhance our strategic business platforms."
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This news release includes “forward-looking statements” that involve risks, uncertainties and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Political, economic, climatic, currency, tax, regulatory, technological, competitive, and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its report on Form 10-Q for the quarter ended September 30, 2007.

Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable companies and their customers to create progress. For more information, visit www.ingersollrand.com.

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